SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G/A
(Rule 13d-102)

(Amendment No. 1)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Penson Worldwide, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

709600100
(CUSIP Number)

August 15, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)
     [   ]  Rule 13d-1(c)
     [   ]  Rule 13d-1(d)

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CUSIP No. 709600100	13G/A	Page 2 of 9

1		NAME OF REPORTING PERSONS Tunstall Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12		TYPE OF REPORTING PERSON* IA, PN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

CUSIP No. 709600100	13G/A	Page 3 of 9

1		NAME OF REPORTING PERSONS Tunstall Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12		TYPE OF REPORTING PERSON* HC, OO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

CUSIP No. 709600100	13G/A	Page 4 of 9

1		NAME OF REPORTING PERSONS Highland Capital Management Services, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12		TYPE OF REPORTING PERSON* HC, CO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

CUSIP No. 709600100	13G/A	Page 5 of 9

1		NAME OF REPORTING PERSONS Highland Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12		TYPE OF REPORTING PERSON* IA, PN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

CUSIP No. 709600100	13G/A	Page 6 of 9

1		NAME OF REPORTING PERSONS Strand Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12		TYPE OF REPORTING PERSON* HC, CO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

CUSIP No. 709600100	13G/A	Page 7 of 9

1		NAME OF REPORTING PERSONS James D. Dondero
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%**
12		TYPE OF REPORTING PERSON* HC, IN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

SCHEDULE 13G/A

This Amendment No. 1 (this “Amendment”) to the Schedule 13G (the “Schedule 13G”) originally filed with the Securities and Exchange Commission on February 1, 2012 is being filed on behalf of Tunstall Capital Management, L.P., a Delaware limited partnership (“Tunstall Management”), Tunstall Capital Management GP, LLC, a Delaware limited liability company (“Tunstall GP”), Highland Capital Management Services, Inc., a Delaware corporation (“Highland Services”), Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Strand Advisors, Inc., a Delaware corporation (“Strand”), and James D. Dondero (collectively, the “Reporting Persons”).

James D. Dondero is the President of Highland Services and Strand.  Highland Services is the sole member of Tunstall GP.  Tunstall GP is the general partner of Tunstall Management.  Tunstall Management is the investment advisor to certain private investment funds (collectively, the “Tunstall Funds”).  Strand is the general partner of Highland Capital.  Highland Capital is the investment advisor to certain private investment funds (the “Highland Funds” and together with the Tunstall Funds, the “Private Funds”).  This Amendment relates to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Penson Worldwide, Inc., a Delaware corporation (the “Issuer”), held by the Private Funds.

This Amendment is not required to be filed until 45 days after December 31, 2012, but it is being voluntarily filed early to report that the Reporting Persons no longer own any shares of Common Stock as of August 15, 2012.  This Amendment amends and restates the Schedule 13G as follows:

Item 4	Ownership.

Item 4 of the Schedule 13G is hereby amended and restated to read as follows:

The Reporting Persons own 0 shares of Common Stock of the Issuer.

Item 5	Ownership of Five Percent or Less of a Class.

Item 5 of the Schedule 13G is hereby amended and restated to read as follows:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 20, 2012
TUNSTALL CAPITAL MANAGEMENT, L.P.

By:     Tunstall Capital Management GP,
LLC, its general partner

By:     Highland Capital Management Services, Inc.,
its sole member

By:       /s/ James D. Dondero
                        Name:  James D. Dondero
                        Title:  President

TUNSTALL CAPITAL MANAGEMENT GP, LLC

By:     Highland Capital Management Services, Inc.,
its sole member

By:        /s/ James D. Dondero
              Name:  James D. Dondero
              Title:  President

HIGHLAND CAPITAL MANAGEMENT SERVICES, INC.

By:        /s/ James D. Dondero
              Name:  James D. Dondero
              Title:  President

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:      Strand Advisors, Inc., its general partner

            By:        /s/ James D. Dondero
                          Name:  James D. Dondero
                          Title:  President

STRAND ADVISORS, INC.

            By:        /s/ James D. Dondero
              Name:  James D. Dondero
              Title:  President

/s/ James D. Dondero
James D. Dondero

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